Exhibit 99.1

Medicine Man Technologies Closes on First Phase of Initial

$14 Million Strategic Investment from Dye Capital & Company

Relationship to Advance Medicine Man Technologies as the Premier Vertically Integrated Cannabis Operator

DENVER, June 6, 2019/PRNewswire/ — Medicine Man Technologies, Inc. (OTCQX: MDCL) (“Medicine Man Technologies” or “Company”), a rapidly growing, vertically integrated cannabis operator, announced today that it has entered into a securities purchase agreement for the sale of up to $14 million of the Company’s common stock from an affiliate of Dye Capital & Company (“Dye Capital”).

Dye Capital is a private equity firm with extensive experience in aggressively growing and scaling businesses in retail and consumer brands. The investment will continue to fund Medicine Man Technologies’ aggressive growth and further establish it as one of the industry leaders in cannabis. Medicine Man Technologies has announced the following pending acquisitions:

1.	MedPharm Holdings – Colorado’s first licensed cannabis research & phytopharmaceutical company;
2.	Medicine Man Denver - Colorado’s leader in indoor cultivation and premium dispensaries;
3.	Los Sueños Farms - North America’s largest sustainable cannabis farm; and
4.	Mesa Organics (d/b/a Purplebee’s) - a leading cannabis products manufacturing company.

The Company will invest in expansion of its brand presence, scaling product development, retail innovation, operational capabilities and corporate infrastructure. With the mission of Medicine Man Technologies to become the premier US-based cannabis operator, Dye Capital will assist the Company in recruiting seasoned executive talent in strategy, marketing, mergers & acquisitions, corporate finance and operations. Two key members of Dye Capital, Justin Dye and Leo Riera will join the Board of Directors. Justin Dye, Dye Capital Managing Partner, will become the Chairman of the Board. This announcement comes on the heels of Governor Jared Polis signing six cannabis-related bills, including HB19-1090, passed into law by the Colorado legislature on May 29th.

“Dye Capital is the right partner for our Company with a unique set of skills and experience in merger and acquisition transactions, integration experience, and scaling operations. Our entire team is excited about teaming with Dye Capital,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “We have diligently worked on building a solid foundation for our business and believe this relationship will deliver value to our shareholders,”

Mr. Dye has 25 years of experience in private equity, general management, operations, strategy, corporate finance, and M&A. Prior to founding Dye Capital & Company, he served as an integral part of the private equity consortium that acquired Albertsons Companies (“Albertsons”) and led its expansion through over $40 billion in acquisitions, divestitures, real estate and financing transactions. During his 11-year tenure as Chief Strategy Officer, Chief Operating Officer, and Chief Administration Officer, Albertsons grew sales from approximately $10 billion to over $60 billion with over 2,300 stores and 285,000 employees. Prior to Albertsons, Justin held roles at Cerberus Capital Management, General Electric and Arthur Andersen. Justin serves as lead director for New Seasons Market and is a member of the DePauw University Board of Trustees.

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Mr. Riera has over 30 years of experience in investment banking and fund management and was the Country Head for Bankers Trust in Venezuela for over a decade. He was a consultant with McKinsey & Co., and Head of Mergers & Acquisitions for Citicorp Investment Bank in Venezuela. Leo served as President of the International Banking Association of Venezuela for three terms. He was also Head of Asset Structuring and Credit for a $2 Billion Emerging Market Debt Fund based in Florida, where he was responsible for investments in Russia, Ukraine, Kazakhstan, Mexico, China, Nigeria, Singapore, Angola, and Brazil. Leo holds a degree in Economics from Universidad Católica Andrés Bello and an MBA from the University of Pennsylvania’s distinguished Wharton School of Business.

Mr. Williams continued, “Dye Capital has a reputation for partnering with management teams to build well-respected companies, and the addition of Justin and Leo to our Board demonstrates their long-term commitment to building a strong and successful relationship with Medicine Man Technologies. The Dye Capital team will be a tremendous value to our management team.”

For more information about the terms of the financing described above, please see the Company’s filing on Form 8-K filed today with the Securities and Exchange Commission.

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com/.

About Dye Capital

Dye Capital & Company LLC is a private equity partnership headquartered in Boca Raton, Florida, focusing on equity investments in companies with a path to growth and desire to innovate at speed. Dye Capital owns interests in food retail and pharmacies, energy management, indoor climate equipment, battery charging services, and data visualization and data science services.

About Medicine Man Technologies
Medicine Man Technologies is a fully integrated operator in the cannabis industry, offering consulting, retail pharma-grade products, and turnkey solutions for cannabis cultivators for over a decade. Medicine Man Technologies is leveraging its expertise and intellectual property to vertically integrate retail, cultivation, formulation, and distribution operations. The Company’s client portfolio includes active and past clients in 18 states and seven countries.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) Regulatory limitations on our products and services ; (ii) our ability to complete and integrate acquisitions ; (iii) general industry and economic conditions ; and (v) our ability to access adequate financing on terms and conditions that are acceptable to us as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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